SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PEOPLES ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/x/	No fee required
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notice of Annual Meeting of Shareholders
and Proxy Statement

February 22, 2002 at 11:00 a.m.
Harris Trust and Savings Bank
Eighth Floor - Auditorium
115 S. LaSalle Street
Chicago, Illinois

PEOPLES ENERGY CORPORATION • 130 East Randolph Drive • Chicago, Illinois 60601

RICHARD E. TERRY
Chairman of the Board

December 28, 2001

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Peoples Energy Corporation, to be held on Friday, February 22, 2002. The meeting will begin at 11:00 a.m. in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois.

It is important that your shares be represented at this meeting. Therefore, whether or not you plan to attend, please sign the enclosed proxy and return it promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw your proxy and vote in person.

If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door.

Let me again urge you to return your proxy at your earliest convenience.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 22, 2002

The regular Annual Meeting of Shareholders of PEOPLES ENERGY CORPORATION will be held in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois, at 11:00 a.m. on Friday, February 22, 2002, for the following purposes:

1. To elect directors of Peoples Energy Corporation.

2. To ratify the appointment of independent public accountants.

3. To consider a shareholder proposal.

4. To act upon such other matters as may properly come before the meeting.

All shareholders, whether or not they expect to be present at the meeting, are requested to sign, date, and mail the accompanying proxy in the envelope enclosed with this Notice. Shareholders who are present at the meeting may withdraw their proxies and vote in person.

If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door. Attendance at the meeting will be limited to shareholders of record as of the record date and their guests or their authorized representatives, not to exceed two per shareholder, and to guests of the Company.

Shareholders of record as of December 26, 2001, will be entitled to vote at the meeting and at any adjournment thereof.

PETER KAUFFMAN
Secretary

Chicago, Illinois
December 28, 2001

PEOPLES ENERGY CORPORATION • 130 East Randolph Drive • Chicago, Illinois 60601

December 28, 2001

PROXY STATEMENT

This Proxy Statement is being mailed to shareholders on or about December 28, 2001, in connection with the solicitation of proxies on behalf of the Board of Directors of Peoples Energy Corporation (the Company), to be voted at the Annual Meeting of Shareholders of the Company. The meeting will be held at 11:00 a.m. on Friday, February 22, 2002, in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois. The shares represented by the proxies received are to be voted in accordance with the specifications contained in the proxy. Proxies are revocable at any time prior to use.

The Company has borne the cost of preparing, assembling, and mailing this proxy soliciting material. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers, and regular employees of the Company. The cost of solicitation, including payments to brokers, nominees, or fiduciaries who mail such material to their clients, will be borne by the Company.

The Company has retained Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, to assist with the solicitation of proxies from certain shareholders, for which services Georgeson Shareholder Communications will receive a fee that is expected to be about $6,500, plus reimbursement for certain expenses.

Outstanding Voting Securities

Only holders of common shares of record as of December 26, 2001, are entitled to vote at the meeting or any adjournment thereof. As of December 26, 2001, there were outstanding 35,447,700 shares of common stock of the Company.

The Annual Report of the Company for the fiscal year ended September 30, 2001, including financial statements, is being mailed on or about December 28, 2001, together with this Proxy Statement, to all shareholders of record as of December 26, 2001.

Cumulative Voting Rights

In the election of directors, shareholders have cumulative voting rights. Cumulative voting rights entitle each shareholder to the number of votes equal to the number of shares of common stock the shareholder owns multiplied by the number of directors to be elected - in this case nine. All votes can be cast for one nominee or divided among more than one. A vote marked "withheld" from a nominee(s) on the proxy card will not be treated as an indication of an intention to vote cumulatively. To vote cumulatively, the shareholder should line through the names of the nominees from whom votes are withheld and write "cumulate" or "vote all shares for other nominees" on the proxy card. In a case where a proxy is signed but not marked, the proxy will not be voted cumulatively; shares will be voted for all nominees.

ITEM 1. ELECTION OF DIRECTORS

All directors are to hold office for a term of one year or until their respective successors shall be duly elected. The affirmative vote of a plurality of the votes cast at the Annual Meeting by holders of common stock entitled to vote is required for the election of each nominee as a director. Unless otherwise specified, votes represented by the proxies will be cast equally for the election of the below-named nominees to the office of director; however, the votes may be cast cumulatively for less than the entire number of nominees if any situation arises that, in the opinion of the proxy holders, makes such action necessary or desirable. If any of the nominees should be unable to serve or will not serve, which is not anticipated, management reserves discretionary authority to vote for a substitute.

Information Concerning Nominees for Election as Directors

James R. Boris, 57. Director since 1999. Chairman of JB Capital Management, LLC. Former Chairman and Chief Executive Officer of EVEREN Capital Corporation (1995-1999) and EVEREN Securities, Inc., a wholly owned subsidiary (1990-1999). Mr. Boris was concurrently an Executive Vice President of Kemper Corporation (1994-1995) and a director of Kemper Financial Companies, Inc. and its major subsidiaries (1990-1995). Mr. Boris is also a director of CORE, Inc.

William J. Brodsky, 57. Director since 1997. Chairman and Chief Executive Officer (1997) of The Chicago Board Options Exchange. Prior to that, Mr. Brodsky was President and CEO of The Chicago Mercantile Exchange (1985-1997).

Pastora San Juan Cafferty, 61. Director since 1988. Professor, since 1985, at the University of Chicago, Chicago, Illinois, where she has been on the faculty since 1971. Mrs. Cafferty is also a director of Bankmont Financial Corp. and its subsidiaries, Harris Bankcorp, Inc. and Harris Trust and Savings Bank, Kimberly-Clark Corporation, and Waste Management, Inc.

Homer J. Livingston, Jr., 66. Director since 1989. Chairman of the Board of Evanston Northwestern Healthcare. President and Chief Executive Officer (1993-1995), until his retirement in 1995, of the Chicago Stock Exchange, Chicago, Illinois.

Lester H. McKeever, 67. Director since 1999. Managing Principal of Washington, Pittman & McKeever, LLC, certified public accountants and management consultants. Mr. McKeever is also President of Associates Racing Association, Secretary of Maywood Park Trotting, and Chairman of Advanced Data Concepts, LLC. Mr. McKeever is also a director of Photogen Technologies, Inc., The Lou Holland Trust-Growth Fund and MBIA Insurance Corporation of Illinois.

Thomas M. Patrick, 55. Director since 1998. President and Chief Operating Officer (1998) and Director (1998) of the Company. Prior to becoming President, Mr. Patrick was Executive Vice President (1997-1998) of the Company and its subsidiaries and Vice President (1989-1996) of both the Company's utility subsidiaries. Mr. Patrick has been an employee of the Company and/or its subsidiaries since 1976.

Richard E. Terry, 64. Director since 1984. Chairman of the Board and Chief Executive Officer (1990) of the Company. Prior to becoming Chairman, Mr. Terry was President and Chief Operating Officer (1987-1990), Executive Vice President (1984-1987), and Vice President and General Counsel (1981-1984) of the Company and its subsidiaries. Mr. Terry has been an employee of the Company and/or its subsidiaries since 1972. Mr. Terry is also a director of Amsted Industries, Bankmont Financial Corp. and its subsidiaries, Harris Bankcorp, Inc., and Harris Trust and Savings Bank.

Richard P. Toft, 65. Director since 1988. Director of Fidelity National Financial, Inc. Non-executive Chairman of Alleghany Asset Management, Inc. (2000-2001). Former Chairman of the Board and Chief Executive Officer of Alleghany Asset Management, Inc., Chicago, Illinois, an investment management and advisory service subsidiary of Alleghany Corp. (1995-2000). Mr. Toft was also Chairman of the Board of Chicago Title Corporation and was Chairman and CEO of its predecessor company, Chicago Title & Trust Co. (1982-93). Mr. Toft was also a director of The Cologne Life Reinsurance Company (1994-1999) and Allegheny Underwriting Holdings, Ltd. (London, England 2000-2001).

Arthur R. Velasquez, 63. Director since 1985. Chairman, President and Chief Executive Officer, since 1989, of Azteca Foods, Inc., Chicago, Illinois, a Mexican food products company. Prior to that, Mr. Velasquez was President and Chief Executive Officer (1971-1987) of Azteca Corn Products Corporation. Mr. Velasquez is also a director of LaSalle Bank National Association.

Meetings and Fees of the Board of Directors

The Board of Directors held ten meetings during fiscal 2001. All incumbent directors attended at least 97.4% or more of the aggregate number of meetings of the Board and of those committees on which such directors served.

Directors who are not employees receive an annual retainer of $25,000 and a meeting fee of $1,000 for each Board and each committee meeting attended. In addition, any non-employee director who serves as chairman of a committee of the Board receives a $3,000 annual retainer. Officers of the Company who serve on the Board receive no compensation as directors.

Non-employee directors also participate in the Company's Directors Stock and Option Plan ("DSOP"). The purpose of the DSOP is to provide non-employee directors with a proprietary interest in the Company and to improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company. Under the DSOP, on May 1 of each year, each non-employee director of the Company will receive, as part of his or her annual retainer, a stock payment of 300 shares of common stock and options to purchase 3,000 shares of common stock. The exercise price for each option will equal one hundred percent (100%) of the mean between the highest and lowest quoted selling price for the Company's common stock in the New York Stock Exchange Composite Transactions on the last day in April for which the New York Stock Exchange is open for trading in the year of the grant. Options granted under the plan are generally not exercisable until six months after the date of the grant and have a ten-year term.

The Company offers non-employee directors an opportunity to defer their compensation, except for options and stock received upon the exercise thereof. Under the Directors Deferred Compensation Plan, a director may elect to defer the receipt of compensation earned as a director until a future date. Cash compensation may be deferred in the form of cash, Company common stock, or a combination of both; stock compensation may be deferred only in the form of Company common stock. An election to defer, or to cease to defer, compensation earned as a director of the Company is effective only with respect to compensation earned in the calendar year following the year in which the election is made, but in no event with respect to compensation earned within six months after the date on which the election is made.

A bookkeeping account is maintained for each participant. The account reflects the amount of cash and/or the number of share equivalents to which the participant is entitled under the terms of the plan.

The account of a participant who elects to defer compensation in the form of cash is credited with the dollar amount of compensation so deferred on each date that the participant is entitled to payment for services as a director. Interest on the cash balance of the account is computed and credited quarterly as of March 31, June 30, September 30, and December 31 of each year at the prime commercial rate in effect at Harris Trust and Savings Bank, Chicago, Illinois.

The account of a participant who elects to defer compensation in the form of stock is credited with share equivalents on each date that the participant is entitled to payment for services as a director. The number of share equivalents so credited is determined by dividing the compensation so deferred by the mean price of a share of Company common stock on the New York Stock Exchange on such date. Additional share equivalents are credited to the director's account on each date that the Company pays a dividend on the common stock. During the fiscal year ended September 30, 2001, plan participants as a group were credited with 5,457.081 share equivalents for compensation deferred in the form of stock, with an average per-share base price of $39.37. During the same period, such participants were credited with $16,194.62 for compensation deferred in the form of cash.

Committees of the Board of Directors

The standing committees of the Board of Directors of the Company during fiscal 2001 were the Audit, Compensation-Nominating, Public Policy, and Executive Committees.

The Audit Committee makes recommendations to the Board concerning the appointment of the Company's independent public accountants and reviews with the accountants the scope and nature of the audit engagement, the fees for services performed by the firm, and the results of the completed audit. The Committee also reviews and discusses with the internal audit department, management, and the Board, such matters as accounting policies, internal controls, and procedures for preparation of financial statements. In addition, the Committee oversees the selection of independent public accountants to perform audits of certain Company-sponsored employee benefit plans and reviews reports regarding the results of such audits. The members of the Audit Committee are Messrs.  Brodsky (Chairman), Boris, Velasquez, McKeever, and Mrs. Cafferty. The Committee held four meetings in fiscal 2001.

The Compensation-Nominating Committee considers and makes recommendations to the Board concerning salary compensation for elected officers of the Company and its subsidiaries. The Committee also considers, reviews and grants awards under the Company's Long-Term Incentive Compensation Plan (LTIC Plan) and Short-Term Incentive Compensation Plan (STIC Plan) to officers (and, with respect to the LTIC Plan, other key employees) of the Company and its subsidiaries other than the Chief Executive Officer. With respect to the Chief Executive Officer, the Committee considers, reviews and makes awards under the LTIC Plan and the STIC Plan subject to the approval of the non-employee directors of the Board.

The Committee also makes recommendations to the Board regarding nominees for election as members of the Board of the Company. The Committee will consider written recommendations from shareholders of the Company regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Shareholders of the Company, such recommendations should be received in writing by the Secretary of the Company no later than December 23, 2002. In addition, the Committee maintains, with the approval of the Board, formal criteria for selecting directors and also considers other matters, such as the size and composition of the Board, directors' compensation, benefits, and other forms of remuneration. The members of the Compensation-Nominating Committee are Messrs. Livingston (Chairman), Boris, Brodsky, and Toft. The Committee held seven meetings in fiscal 2001.

The Public Policy Committee prepares reports to the Board and provides advice to management on major public issues affecting the Company or the gas industry in general. The Committee also considers and makes recommendations to the Board regarding the Company's Contributions Program and Budget and reviews and monitors corporate policy with respect to charitable and philanthropic giving. Members of the Public Policy Committee are Mrs. Cafferty (Chairman), Messrs. Livingston, McKeever, Toft, and Velasquez. The Committee held two meetings in fiscal 2001.

The Executive Committee, in the recess of the Board, has the authority to act upon most corporate matters that require Board approval. The members of the Executive Committee are Messrs. Terry (Chairman), Boris, Brodsky, Livingston, McKeever, Toft, Velasquez, and Mrs. Cafferty. The Committee held no meetings in fiscal 2001.

Report of the Audit Committee

The Audit Committee is comprised of Messrs. Brodsky, Boris, Velasquez, McKeever, and Mrs. Cafferty, each of whom is independent (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards). The Board of Directors has adopted a written charter for the Audit Committee, the most recent copy of which was attached as an exhibit to the Company's proxy statement for the Annual Meeting of Shareholders held on February 23, 2001.

The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU 380), as modified and supplemented. The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independent accountant's independence with the independent accountant.

The Audit Committee, based upon its reviews and discussions described in the immediately preceding paragraph, has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

Submitted by:

THE AUDIT COMMITTEE

William J. Brodsky (Chairman)
James R. Boris
Pastora San Juan Cafferty
Lester H. McKeever
Arthur R. Velasquez

Independent Public Accountant:

The Audit Committee of the Board of Directors recommended the appointment of Arthur Andersen LLP as independent auditors to examine the Company's accounts for the fiscal year ending September 30, 2002, and the Board concurred in such recommendation. Set forth below is a summary of certain fees paid to Arthur Andersen LLP for services in the fiscal year ended September 30, 2001. In determining the independence of Arthur Andersen LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Arthur Andersen LLP's independence.

Audit Fees. The total fees, including reimbursement of expenses, the Company paid Arthur Andersen LLP for professional services rendered for the audit of the annual financial statements for the fiscal year ended September 30, 2001, and the reviews of the financial statements included in our Forms 10-Q for the first three quarters in fiscal 2001, were $403,550.

All Other Fees. The total fees, including reimbursement of expenses, the Company paid Arthur Andersen LLP for professional services rendered in 2001 other than for audit services were $242,120. During 2001, Arthur Andersen did not furnish financial information systems design and implementation services to the Company.

Share Ownership of Directors
and Executive Officers

The following table sets forth certain information regarding the beneficial ownership, as of October 31, 2001, of the Company's Common Stock by (a) each director, the Chief Executive Officer and the four most highly paid executive officers of the Company and (b) all directors and executive officers as a group.

Directors & Officers	Shares Beneficially Owned as of October 31, 2001(1)		Percent of Class
James R. Boris	9,985	(2)(4)	*
William J. Brodsky	14,157	(2)(4)	*
Pastora San Juan Cafferty	9,425	(4)	*
Donald M. Field	52,115	(3)(4)	*
James Hinchliff	53,505	(3)(4)	*
Homer J. Livingston, Jr.	16,900	(2)(4)	*
William E. Morrow	23,776	(3)(4)	*
Lester H. McKeever	9,857	(2)(4)	*
Thomas M. Patrick	69,416	(3)(4)	*
Richard E. Terry	165,479	(3)(4)	*
Richard P. Toft	16,143	(2)(4)	*
Arthur R. Velasquez	17,962	(2)(4)	*
Directors and executive officers as a group	599,743	(3)(4)	1.69

___________

* Percentage of shares beneficially owned does not exceed one percent.

(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to the shares of common stock attributed to him or her in the table.

(2) Includes 2,385; 5,657; 9,900; 2,857; 9,243; and 11,962 shares to which Messrs. Boris, Brodsky, Livingston, McKeever, Toft, and Velasquez, respectively, are prospectively entitled pursuant to the Directors Deferred Compensation Plan of the Company.

(3) Includes shares of restricted stock awarded under the Long-Term Incentive Compensation Plan of the Company, the restrictions on which had not lapsed as of October 31, 2001, as follows: Messrs. Field, 7,900; Hinchliff, 8,250; Morrow, 6,460; Patrick, 17,295; Terry, 34,475; and all directors and executive officers as a group, 103,175. Owners of shares of restricted stock have the right to vote such shares and to receive dividends thereon, but have no investment power with respect to such shares until the restrictions thereon lapse.

(4) Includes shares that the following have a right to acquire within 60 days following October 31, 2001, through the exercise of options granted under the Directors Stock and Option Plan, in the case of non-employee directors, or the Long-Term Incentive Compensation Plan of the Company, in the case of executive officers: Messrs. Boris, 6,000; Brodsky, 6,000; Livingston, 6,000; McKeever, 6,000; Toft, 6,000; Velasquez, 6,000; Mrs. Cafferty 6,000; Messrs. Field, 30,800; Hinchliff, 19,100; Morrow, 12,900; Patrick, 29,000; Terry, 69,100; and all directors and executive officers of the Company as a group, 269,400.

Executive Compensation

The following tables set forth information concerning annual and long-term compensation and grants of stock options, stock appreciation rights (SARs) and restricted stock awards under the Company's Long-Term Incentive Compensation Plan. All compensation was paid by the Company and its subsidiaries for services in all capacities during the three fiscal years set forth below, to (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards(1)(2) ($)	Options/SARs (#)	All Other Compensation (3)($)

Richard E. Terry	2001	680,000	437,920	397,547	87,600	25,317
Chairman and Chief	2000	650,000	392,000	326,625	73,200	23,400
Executive Officer	1999	618,000	328,200	204,309	30,000	21,321

Thomas M. Patrick	2001	451,300	261,573	220,056	52,000	17,562
President and Chief	2000	400,000	249,300	209,625	46,400	14,400
Operating Officer	1999	319,150	171,400	105,836	11,600	11,037

James Hinchliff	2001	303,500	156,363	103,603	25,800	11,304
Senior Vice President	2000	290,400	131,600	99,938	20,000	10,454
and General Counsel	1999	279,200	100,900	57,980	6,400	9,632

Donald M. Field	2001	271,000	139,619	103,603	25,800	10,428
Executive Vice	2000	245,300	131,600	99,938	20,000	8,831
President	1999	217,117	97,700	57,980	6,400	7,515

William E. Morrow	2001	264,400	200,309	103,603	25,800	10,148
Executive Vice	2000	214,583	103,900	69,939	9,800	8,939
President	1999	178,200	96,700	0	8,000	7,004

___________

(1) Restricted stock awards are valued at the closing market price as of the date of grant. The total number of restricted shares held by the named executive officers and the aggregate market value of such shares at September 30, 2001 were as follows: Mr. Terry, 26,680 shares, valued at $1,060,797; Mr. Patrick, 14,640 shares, valued at $582,086; Mr. Hinchliff, 7,535 shares, valued at $299,592; Mr. Field, 6,920 shares, valued at $275,139; and Mr. Morrow, 4,975 shares, valued at $197,806. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to all shareholders of common stock. Aggregate market value is based on a per share price of $39.76, the closing price of Peoples Energy's stock on the New York Stock Exchange on September 28, 2001.

(2) Restricted stock awards granted to date vest in equal annual increments over a five-year period. If a recipient's employment with the Company terminates, other than by reason of death, disability, or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award. In addition, the Compensation-Nominating Committee (and with respect to the CEO, the Compensation-Nominating Committee, subject to the approval of the non-employee directors) may, in its sole discretion, accelerate the vesting of any restricted stock awards granted under the Long-Term Incentive Compensation Plan. Total restricted stock awarded to the named individuals for 1999 constitutes 12,850 shares, of which 2,570 shares vested in 2000; 2,570 shares vested in 2001; 2,570 shares will vest in 2002; 2,570 shares will vest in 2003; and the remaining 2,570 shares will vest in 2004. Total restricted stock awarded to the named individuals for 2000 constitutes 25,225 shares, of which 5,045 shares vested in 2001; 5,045 shares will vest in 2002; 5,045 shares will vest in 2003; 5,045 shares will vest in 2004; and the remaining 5,045 shares will vest in 2005. Total restricted stock awarded to the named individuals for 2001 constitutes 28,900 shares, of which 5,780 shares will vest in 2002; 5,780 shares will vest in 2003; 5,780 shares will vest in 2004; 5,780 shares will vest in 2005; and the remaining 5,780 shares will vest in 2006.

(3) Company contributions to the Capital Accumulation Plan accounts of the named executive officers during the above fiscal years. Employee contributions under the plan are subject to a maximum limitation under the Internal Revenue Code of 1986, as amended. The Company pays an employee who is subject to this limitation an additional 60 cents for each dollar that the employee is prevented from contributing solely by reason of such limitation. The amounts shown in the table above reflect, if applicable, this additional Company payment.

OPTIONS/SAR GRANTS IN FISCAL 2001
	Individual Grants
Name and Principal Position	Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(3)

Richard E. Terry	87,600	16.5%	$32.50	04-Oct-10	$311,856
Chairman and Chief
Executive Officer
Thomas M. Patrick	52,000	9.8	32.50	04-Oct-10	185,120
President and Chief
Operating Officer
James Hinchliff	25,800	4.9	32.50	04-Oct-10	91,848
Senior Vice President
and General Counsel
Donald M. Field	25,800	4.9	32.50	04-Oct-10	91,848
Executive Vice
President
William E. Morrow	25,800	4.9	32.50	04-Oct-10	91,848
Executive Vice
President

___________

(1) The grant of an Option enables the recipient to purchase Peoples Energy common stock at a purchase price equal to the fair market value of the shares on the date the Option is granted. The grant of an SAR enables the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Peoples Energy common stock on the date the SAR is exercised over the fair market value of such common stock on the date the SAR was granted. Options or SARs that expire unexercised become available for future grants. Before an Option or SAR may be exercised, the recipient must generally complete 12 months of continuous employment subsequent to the grant of the Option or SAR. Options and SARs may be exercised within 10 years from the date of grant, subject to earlier termination in case of death, retirement, or termination of employment.

(2) Based on 264,900 Options and 264,900 SARs granted to all employees under Peoples Energy's Long-Term Incentive Compensation Plan during fiscal 2001.

(3) The Present Value of each option grant used to determine pro forma net income is estimated as of the date of grant using a variation of the Black- Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 20.97 percent, dividend yield of 5.1 percent, risk-free interest rate of 5.87 percent, and expected life of three years. The weighted-average fair value of options granted was $3.56 for the year ended September 30, 2001.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2001
AND FISCAL YEAR-END OPTION/SAR VALUES
			Number of Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)
Name and Principal Position	Shares Acquired on (Option/SAR) Exercise(#)(1)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Terry	120,000	$1,082,057	50,600	87,600	$128,952	$635,976
Chairman and Chief
Executive Officer
Thomas M. Patrick	64,400	543,241	6,000	52,000	11,520	377,520
President and Chief
Operating Officer
James Hinchliff	26,400	253,242	12,400	25,800	30,592	187,308
Senior Vice President
and General Counsel
Donald M. Field	9,200	126,238	35,800	25,800	144,480	187,308
Executive Vice
President
William E. Morrow	20,200	74,985	0	25,800	0	187,308
Executive Vice
President

____________________

(1) Includes cash-only SARs exercised by named executive officers in the following amounts: Mr. Terry, 60,000; Mr. Patrick, 32,200; Mr. Hinchliff, 13,200; Mr. Field, 4,600; and Mr. Morrow, 10,100.

PENSION PLAN TABLE

The following table illustrates various annual straight-life benefits at normal retirement (age 65) for the indicated levels of average annual compensation and various periods of service, assuming no future changes in the Company's pension benefits. The compensation used in the computation of annual retirement benefits is substantially equivalent to the salary and bonus reported in the Summary Compensation Table. The benefit amounts shown reflect reduction for applicable Social Security benefits.

	Years of Service
Average Annual Compensation	20	25	30	35	40

300,000	113,501	141,877	170,252	189,002	207,752
350,000	133,501	166,877	200,252	222,127	244,002
400,000	153,501	191,877	230,252	255,252	280,252
450,000	173,501	216,877	260,252	288,377	316,502
500,000	193,501	241,877	290,252	321,502	352,752
550,000	213,501	266,877	320,252	354,627	389,002
600,000	233,501	291,877	350,252	387,752	425,252
650,000	253,501	316,877	380,252	420,877	461,502
700,000	273,501	341,877	410,252	454,002	497,752
750,000	293,501	366,877	440,252	487,127	534,002
800,000	313,501	391,877	470,252	520,252	570,252
850,000	333,501	416,877	500,252	553,377	606,502
900,000	353,501	441,877	530,252	586,502	642,752
950,000	373,501	466,877	560,252	619,627	679,002
1,000,000	393,501	491,877	590,252	652,752	715,252
1,050,000	413,501	516,877	620,252	685,877	751,502
1,100,000	433,501	541,877	650,252	719,002	787,752
1,150,000	453,501	566,877	680,252	752,127	824,002
1,200,000	473,501	591,877	710,252	785,252	860,252

Average annual compensation is the average 12-month compensation for the highest 60 consecutive months of the last 120 months of service prior to retirement. Compensation is total salary paid to an employee by the Company and/or its affiliates, including bonuses under Peoples Energy's Short-Term Incentive Compensation Plan, pre-tax contributions under Peoples Energy's Capital Accumulation Plan, pre-tax contributions under Peoples Energy's Health and Dependent Care Spending Accounts Plan, and pre-tax contributions for life and health care insurance, but excluding moving allowances, exercise of stock options and SARs, and other compensation that has been deferred. On July 1, 2001, the Company amended the above-described pension plan. The revised pension plan allows employees of the Company who began their employment with the Company prior to July 1, 2001, to receive pension benefits determined based on either the above-described formula or their compensation during the five years preceding termination of employment plus an age based percentage credited to them for each year of their participation. The Company does not expect that these amendments will affect the pension benefits set forth in the table above for the individuals listed in the Summary Compensation Table.

At September 30, 2001, the credited years of retirement benefit service for the individuals listed in the Summary Compensation Table were as follows: Mr. Terry, 37 years; Mr. Patrick, 25 years; Mr. Hinchliff, 29 years; Mr. Field, 30 years; and Mr. Morrow, 22 years. The benefits shown in the foregoing table are subject to maximum limitations under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. Should these benefits at the time of retirement exceed the then-permissible limits of the applicable Act, the excess would be paid by the Company as supplemental pensions pursuant to Peoples Energy's Supplemental Retirement Benefit Plan. The benefits shown give effect to these supplemental pension benefits.

Severance Agreements

The Company has entered into separate severance agreements with certain key executives, including each of the executives named in the Summary Compensation Table. The intent of the severance agreements is to assure the continuity of the Company's administration and operations in the event of a Change in Control of the Company (as described below). The severance agreements were developed in accordance with the advice of outside consultants.

The term of each severance agreement is for the longer of 36 months after the date in which a Change in Control of the Company occurs or 24 months after the completion of the transaction approved by shareholders described in (iii) below of the description of a Change in Control. A Change in Control is defined as occurring when (i) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, disclosing that any person, group, corporation, or other entity is the beneficial owner, directly or indirectly, of 20% or more of the common stock of the Company; (ii) any person, group, corporation, or other entity (except the Company or a wholly-owned subsidiary), after purchasing common stock of the Company in a tender offer or exchange offer, becomes the beneficial owner, directly or indirectly, of 20% or more of such common stock; (iii) the shareholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, other than a consolidation or merger in which holders of the Company's common stock prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before; (b) any consolidation or merger in which the Company is the continuing or surviving corporation, but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least 90% of the outstanding common stock of the Company; (c) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company, except where the Company owns all of the outstanding stock of the transferee entity or the Company's common shareholders immediately prior to such transaction own at least 90% of the transferee entity or group of transferee entities immediately after such transaction; or (d) any consolidation or merger of the Company where, after the consolidation or merger, one entity or group of entities owns 100% of the shares of the Company, except where the Company's common shareholders immediately prior to such merger or consolation own at least 90% of the outstanding stock of such entity or group of entities immediately after such consolidation or merger; or (iv) a change in the majority of the members of the Company's Board of Directors within a 24-month period, unless approved by two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

Each severance agreement provides for payment of severance benefits to the executive in the event that, during the term of the severance agreement, (i) the executive's employment is terminated by the Company, except for "cause" as defined therein; or (ii) the executive's employment is terminated due to a constructive discharge, which includes (a) a material change in the executive's responsibilities, which change would cause the executive's position with the Company to become of less dignity, responsibility, prestige or scope; (b) reduction, which is more than de minimis, in total compensation; (c) assignment without the executive's consent to a location more than 50 miles from the current place of employment; or (d) liquidation, dissolution, consolidation, merger, or sale of all or substantially all of the assets of the Company, unless the successor corporation has a net worth at least equal to that of the Company and expressly assumes the obligations of the Company under the executive's severance agreement.

The principal severance benefits payable under each severance agreement consist of the following: (i) the executive's base salary and accrued benefits through the date of termination, including a pro rata portion of awards under the Company's STIC Plan; (ii) three times the sum of the individual's base salary, the average of the STIC Plan awards for the prior three years and the value of the LTIC Plan awards in the prior calendar year; and (iii) the present value of the executive's accrued benefits under the Company's Supplemental Retirement Benefits Plan (SRBP) that would be payable upon retirement at normal retirement age, computed as if the executive had completed three years of additional service. In addition, the executive will be entitled to continuation of life insurance and medical benefits for the longer of (a) a period of three years after termination or (b) a period commencing after termination and ending when the executive may receive pension benefits without actuarial reduction, provided that the Company's obligation for such benefits under the severance agreement shall cease upon the executive's employment with another employer that provides life insurance and medical benefits. Each severance agreement also provides that the executive's Options and SARs shall become exercisable upon a Change in Control and that all Options and SARs shall remain exercisable for the shorter of (a) three years after termination or (b) the term of such Options and SARs. Any restricted stock previously awarded to the executive under the LTIC Plan would vest upon a Change in Control if such vesting does not occur due to a Change in Control under the terms of the LTIC Plan. The Company is also obligated under each severance agreement to pay an additional amount to the executive sufficient on an after-tax basis to satisfy any excise tax liability imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The benefits received by the executive under each agreement are in lieu of benefits under the Company's termination allowance plan and the executive's benefits under the SRBP. Each executive would be required to waive certain claims prior to receiving any severance benefits.

REPORT ON EXECUTIVE COMPENSATION

Composition of Committee

The Compensation-Nominating Committee (Committee) is appointed by the Board from the membership of the Outside Directors. The Outside Directors are all of the directors who are not officers or employees of the Company or its subsidiaries.

Officer Compensation Generally

The Board has established a comprehensive officer compensation program designed to provide equitable and generally competitive cash compensation and incentives to its officers so as to attract and retain skilled and experienced officers. Officer compensation is comprised of cash compensation, consisting of base salary and bonus, and long-term compensation, consisting of non-qualified stock options (Options), stock appreciation rights (SARs) and restricted stock awards. The Board annually reviews the competitiveness of each component of compensation and total compensation with the assistance of the Committee and a nationally recognized compensation firm (Independent Consultant).

The Committee believes that ownership of Company stock by the Company's management aligns more closely the interests of management and shareholders. To encourage appropriate levels of executive stock ownership, the Committee has adopted ownership guidelines for its officers. The levels of stock ownership specified by the guidelines range from three times the officer's annual base salary to one times annual base salary, depending on the officer's position.

Base Salary

Salaries for elected officers are established by the Board based on recommendations of the Committee. The Committee's recommendations are based on advice and information from the Independent Consultant, compensation reports prepared by the Human Resources Division of the Company and, for officers other than the Chairman of the Board and Chief Executive Officer (CEO), the recommendations of the CEO.

The Committee evaluates the competitiveness of the Company's elected officer salaries in light of competitive market data for comparable companies, primarily energy utility companies. The Committee believes that the Company's competition for executive talent includes a broader range of companies than the peer group established to compare shareholder returns and, therefore, the group of companies used for compensation purposes is not the same as the peer group used in the performance graph contained in this Proxy Statement. Officer salaries are established by reference to salary range midpoints that reflect data for the comparison companies. Actual salaries may be above or below the midpoint, depending upon the length of incumbency, the performance of job responsibilities and other factors. The information used by the Committee is derived from market data collected and surveys prepared by the Independent Consultant. The Committee considers the recommendations of the CEO (for officers other than the CEO), as well as market data, in making its recommendations. The Committee's recommendations consider not only the general competitiveness of the elected officers' salary ranges and proposed salaries, but also take into account each individual officer's performance of his or her job responsibilities.

For fiscal 2001, the Board accepted the Committee's recommendation and approved a base salary increase for Mr. Terry of $30,000. The Committee's recommendation was based on the need to maintain the market competitiveness of Mr. Terry's base salary.

Short-Term Incentive Compensation Plan

The Short-Term Incentive Compensation Plan (STIC Plan) makes a portion of executive cash compensation directly related to the Company's short-term performance.

The STIC Plan provides that cash bonuses may be awarded to officers of the Company and its subsidiaries based on levels of achievement under performance measures established at the beginning of each fiscal year. The purposes of the STIC Plan are: (i) to provide meaningful incentives to participants that will benefit shareholders and customers through performance improvements in areas of strategic concern to the Company; (ii) to provide competitive levels of compensation to enable the Company to attract and retain people who are able to make a significant contribution to the Company's success; and (iii) to encourage teamwork and cooperation in the achievement of Company goals. Each year the Independent Consultant reviews the STIC Plan and evaluates the continued use of the STIC Plan and its guidelines in light of competitive practice.

The STIC Plan is administered by the Committee. At the beginning of each fiscal year, the Committee identifies the officers who will be participants for the year and establishes award opportunities for each participant based on the participant's base salary. The Committee also establishes performance measures and aligns the measures with award opportunities for each participant. Awards are computed at the end of each year on the basis of achievement of the performance measures. The final awards are based on these computed amounts, adjusted at the Committee's discretion for all participants other than the CEO, and, with respect to the CEO, at the Committee's discretion subject to the approval of the Outside Directors. The Committee decided that for fiscal 2001, awards would be paid under the STIC Plan only if the Company achieved dividend coverage on a weather normalized basis for the year and did not reduce its common stock dividend during the year.

For fiscal year 2001, awards for certain participants, including Mr. Terry, were based entirely on corporate performance measures. Other participants' awards were based partly on corporate performance measures and partly on individual or divisional performance measures. For Mr. Terry, the STIC Plan award opportunities were weighted among six corporate measures - 20 percent of the award based on earnings per share, 20 percent based on gas distribution return on equity, 20 percent based on gas distribution operating costs, 25 percent based on operating and equity investment income from diversified businesses, 10 percent based on customer satisfaction, and 5 percent based on vendor diversity. The award for each of the measures was determined by comparing the Company's performance to the respective internally established goal for each measure. The Committee decided that the determination of corporate performance measures would exclude two special items reflected in recorded results: a reversal of the Company's remaining reserve related to the Company's mercury investigation and remediation program and a one-time charge related to the Company's special retirement program. The reserve for the mercury investigation and remediation program was established in fiscal 2000 and was not reflected in Mr. Terry's STIC Plan award for that year. Accordingly, the Committee decided it should not reflect the reversal of this reserve in Mr. Terry's 2001 STIC Plan award. By virtue of the special retirement program, the Company expects to realize substantial labor and benefit savings in future years. The Company's operating cash flow is not affected by the costs of the special retirement program. The Committee decided that these factors made it inappropriate to reflect the special retirement charge in Mr. Terry's 2001 STIC Plan award.

The award percentages determined under the corporate performance measures were added together, resulting in a composite award percentage of 64.4 percent of the maximum award opportunity for Mr. Terry and other participants whose award opportunity was based solely on corporate performance measures. Based on these results, the Committee decided upon, and the Outside Directors approved, an award to Mr. Terry of $437,920.

Long-Term Incentive Compensation Plan

The Long-Term Incentive Compensation Plan (LTIC Plan) is administered by the Committee for employees other than the CEO and, with respect to the CEO, by the Committee subject to the approval of the Outside Directors. The Committee has the duty to select the individuals to whom Options, SARs and restricted stock awards, or combinations thereof, will be granted, determine the amount and the extent of such individuals' participation, interpret provisions of the plan, and promulgate, amend and rescind rules for its administration. With respect to the CEO, the Committee prescribes the form and content of Options, SARs and restricted stock granted and is authorized to interpret the plan, to prescribe, amend or rescind rules relating to it, and to make all other determinations necessary or advisable for the plan's administration, subject to the approval of the Outside Directors.

The purpose of the LTIC Plan is to align the interests of key employees with those of shareholders, thereby increasing those employees' interest in the financial success and growth of the Company. In selecting employees who receive awards under the LTIC Plan, the Committee considers the individual's position and responsibilities, nature of service to the Company, and past, present and potential contributions to the success of the Company.

The grant of an Option enables the recipient to purchase Company common stock at a purchase price equal to the fair market value of the shares on the date the Option was granted. The grant of an SAR entitles the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Company common stock on the date the SAR is exercised over the fair market value of such common stock on the date the SAR was granted. Before an Option or SAR may be exercised, the recipient must generally complete 12 months of continuous employment subsequent to the grant of the Option or SAR. Options and SARs may be exercised within 10 years from the date of grant, subject to earlier termination in case of death, retirement, or termination of employment for other reasons.

The grant of a restricted stock award entitles the recipient to vote the shares of Company common stock covered by such award and to receive dividends thereon. The recipient may not transfer or otherwise dispose of such shares until the restrictions thereon lapse. Restricted stock awards granted to date vest in equal annual increments over a five-year period from the date of grant. If a recipient's employment with the Company terminates, other than by reason of death, disability or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award. In addition, the Committee (and, with respect to the CEO, the Committee subject to the approval of the Outside Directors) may, in its discretion, accelerate the vesting of any restricted stock awards granted under the LTIC Plan.

Grants of Options, SARs and restricted stock are made by the Committee by general application of the LTIC Plan guidelines. The Committee also considers the recommendations of the CEO for recipients other than the CEO. Under the guidelines, the numbers of Options, SARs and shares of restricted stock are determined for recipients by applying percentages of base salary (these percentages vary with the recipient's position in the Company), and dividing such amounts by the Company's common stock price on or shortly before the date on which Options, SARs and restricted stock will be granted. All awards under the LTIC Plan (except for the CEO) are subject to the discretion and approval of the Committee. With respect to the CEO, the Committee awards under the LTIC Plan are subject to the discretion and approval of the Outside Directors. Each year, prior to Committee approval, the Independent Consultant reviews the LTIC Plan and evaluates the appropriateness of the continued use of the plan, its guidelines and the value of the grants to be made thereunder.

Based on the application of the guideline formula and the recommendation of the Independent Consultant, the Committee granted, and the Outside Directors approved, awards to Mr. Terry of 43,800 Options, 43,800 SARs, and 12,375 shares of restricted stock.

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of certain compensation that may be deducted by the Company in any year with respect to the executive officers named in the Summary Compensation Table of the proxy statement. Mr. Terry's compensation for fiscal 2001 exceeded this limit by $396,510.

The Committee will continue to monitor the impact of Section 162(m) on the Company's compensation programs. The Committee believes it is in the best interest of the Company's shareholders to retain broader discretion in determination of performance criteria with respect to certain compensation programs of the Company than that contemplated by regulations of the Internal Revenue Service.

Submitted by:

THE COMPENSATION-NOMINATING COMMITTEE

Homer J. Livingston, Jr. (Chairman)
James R. Boris
William J. Brodsky
Richard P. Toft

Performance Graph

The following graph compares the cumulative total shareholder return on Company common stock to the cumulative total return of the S&P 500 Index, the S&P Utility Index, and a peer group selected by the Company comprised of energy companies with substantial gas distribution operations, weighted by market capitalization, over a five-year period ending September 30, 2001. The graph assumes that the value of investment in Company common stock and each index was $100 on September 30, 1996, and that all dividends were reinvested.

PEOPLES ENERGY CORPORATION
Comparison of Five Year Cumulative Total Return
$250
$200
$150
$100
$50
$0
Value of Investment
Sep-96
Sep-97
Sep-98
Sep-99
Sep-00
Sep-01
Fiscal Years
Peoples Energy Corporation
S&P 500 Index
S&P Utilities Index
Peer Group

Company Name /Index	Sep-96	Sep-97	Sep-98	Sep-99	Sep-00	Sep-01
Peoples Energy Corp.	$100.00	$116.81	$117.37	$121.06	$122.26	$153.04
S&P 500 Index	$100.00	$140.45	$153.15	$195.74	$221.74	$162.71
S&P Utilities Index	$100.00	$114.38	$148.72	$146.98	$212.43	$159.68
Peer Group	$100.00	$118.43	$132.31	$126.19	$147.72	$156.87

The peer group is comprised of the following companies: AGL Resources Inc.; KeySpan Corporation; The Laclede Group, Inc.; New Jersey Resources Corporation; Nicor Inc.; Northwest Natural Gas Company; Piedmont Natural Gas Company Inc.; Sempra Energy; Vectren Corporation and WGL Holdings, Inc. The Company believes that the peer group companies are more similar to the Company for purposes of comparing total returns on an investment than are the companies in the S&P Utility Index, which include electric utilities and many companies with much larger market capitalizations than that of the Company.

ITEM 2. APPOINTMENT OF AUDITORS

Shareholders will be asked to ratify the recommendation of the Audit Committee and the appointment by the Board of Directors of Arthur Andersen LLP as the independent public accountants for the Company and its subsidiaries for the fiscal year ending September 30, 2002.

A representative of Arthur Andersen LLP is expected to be present at the meeting and will be available to respond to appropriate questions or to make a statement if said representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH APPOINTMENT.

ITEM 3. SHAREHOLDER PROPOSAL

A shareholder has advised the Company that he intends to introduce at the 2002 Annual Meeting the following proposal. The name and address of and the number of shares owned by the proponent will be provided upon oral or written request to the Secretary of the Company.

Shareholder Proposal: "Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each directorship to be filled by voting of shareholders at the annual meeting."

Supporting Statement: "Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections.

Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running as an independent candidate for the board. The only way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections.

Would a democratically-elected directors lead to broad discontinuity? Perhaps but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a better choice. Would such a procedure discourage some candidates? Our board should not be made up of individuals, who, in the proponent's opinion, are intolerant to competition and don't believe in a democratically-elected directors.

We urge you to vote FOR this proposal."

Company's Opposing Statement:

The Board of Directors recommends that shareholders reject this proposal. The Company's current method of nominating a single candidate for each directorship position is consistent with the widespread practice of major companies and is in the best interests of shareholders. Your Board nominates the individuals it believes are best qualified to serve as directors. Your Board does not believe that nominating additional, less qualified candidates would result in a more effective Board. Requiring the Board to supply a slate of nominees that it would be forced to recommend against would benefit neither shareholders nor the election process.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Other Matters

Management does not know of any matters to be presented at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

Shareholder Proposals

Any proposals by shareholders that are intended to be presented for action at the 2003 Annual Meeting of Shareholders of the Company must be received by the Company by August 30, 2002, to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

PETER KAUFFMAN
Secretary

December 28, 2001

PEOPLES ENERGY CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    /*/

[	]
1.	Election of Directors: 01-J.R. Boris, 02-W.J. Brodsky, 03-P. Cafferty, 04-H.J. Livingston, Jr., 05-L.H. McKeever, 06-T.M. Patrick, 07-R.E. Terry, 08-R.P. Toft and 09-A.R. Velasquez.	For All / /	Withhold All / /	For All Except / /
(Except Nominee(s) written above)
The Board of Directors recommends a vote FOR Item 1.
2.	Ratify the appointment of Arthur Andersen LLP as independent public accountants.	For / /	Against / /	Abstain / /
The Board of Directors recommends a vote FOR Item 2.
3.	Shareholder Proposal	For / /	Against / /	Abstain / /
The Board of Directors recommends a vote AGAINST Item 3.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF ARTHUR ANDERSEN AND AGAINST THE SHAREHOLDER PROPOSAL.
Dated: , 2002
Signature(s)

NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Your vote is important. Please complete, date, sign and detach the above proxy card and promptly return it in the enclosed envelope.

Admission Ticket

Peoples Energy Corporation

Annual Meeting of Shareholders
Friday, February 22, 2002
11:00 a.m.

Harris Trust and Savings Bank
8th Floor Auditorium
115 South LaSalle Street
Chicago, Illinois

ENTER AT THE SOUTHEAST CORNER OF
MONROE AND LASALLE STREETS

PEOPLES ENERGY CORPORATION
ANNUAL MEETING OF SHAREHOLDERS—FEBRUARY 22, 2002

The undersigned hereby appoints Homer J. Livingston, Jr., Arthur R. Velasquez and Richard E. Terry, and each of them, with power of substitution in each, as proxies, with the powers the undersigned would possess if personally present, to vote all of the undersigned's shares of stock in the Company at the Annual Meeting of Shareholders of the Company to be held at Harris Trust and Savings Bank, 115 South LaSalle Street, Chicago, Illinois, on February 22, 2002, at 11:00 A.M., and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement dated December 28, 2001, subject to any directions indicated on the reverse side of this card. If any of the nominees should be unable to serve or for good cause will not serve, which is not anticipated, management reserves discretionary authority to vote for a substitute.

This Proxy is Solicited on Behalf of the Board of Directors of the Company.

IMPORTANT— To be signed and dated on the reverse side.